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                                                                     Exhibit 4.5

                CONVERTIBLE EXCHANGEABLE SENIOR SUBORDINATED NOTE

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT")OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO COVENTRY CORPORATION, IS EXEMPT FROM SUCH REGISTRATION.

                   THIS NOTE IS SUBORDINATED TO CERTAIN SENIOR
             DEBT (AS DEFINED HEREIN) TO THE EXTENT PROVIDED HEREIN.

                              COVENTRY CORPORATION

             8.3% CONVERTIBLE EXCHANGEABLE SENIOR SUBORDINATED NOTE
                                DUE MAY 28, 2004


R-                                                       Date: December 1, 1997
$___________                                             New York, New York


         FOR VALUE RECEIVED, the undersigned, COVENTRY CORPORATION, a corporation organized and existing under the laws of the State of Tennessee (herein called the "Company"), hereby promises to pay to ________________ ___________________________________________________ or registered assigns (the
"Holder"), the principal sum of ___________________________________________
_______ ($________) in scheduled payments as provided in the Agreement (as hereinafter defined) until May 28, 2004, with interest on the unpaid balance hereof at the rate of 8.3% per annum (computed on the basis of a 360-day year of twelve 30-day months) until May 28, 1999 and at the rate of 5.0% per annum (computed on the basis of a 360-day year of the twelve 30-day months) thereafter, until the principal hereof shall become due and payable (whether at maturity, upon notice of prepayment or otherwise). During the period from and including the date hereof until but excluding May 28, 1999, interest shall accrue (computed on the basis of a 360-day year of twelve 30-day months) and shall compound on May 28, 1998 and November 28, 1998. On May 28, 1999, the Company shall issue the Holder an Interest Note (an "Interest Note" and, together with any other promissory notes issued hereunder in payment of interest in lieu of cash, the "Interest Notes") in payment of such accrued interest, which Interest Note shall bear interest on the principal amount thereof at the rate of 5.0% per annum (computed on the basis of a 360-day year of twelve 30-day months) until the principal thereof shall become due and payable (whether at maturity, upon notice of prepayment or otherwise). After May 28, 1999, interest on the principal amount hereof shall be payable semi-annually in arrears on each November 28 and May 28 (or, if such date is not a Business Day, on the next Business Day thereafter) until the principal amount hereof shall become due and payable (whether at maturity, upon notice of prepayment or otherwise); provided, however, the Company may, at its sole option, issue Interest Notes in lieu of a


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cash payment of any or all interest due hereunder after May 28, 1999, which
Interest Notes shall bear interest on the principal amount thereof from and including the date of issuance thereof at the rate of 5.0% per annum (computed on the basis of a 360-day year of twelve 30-day months) until the principal thereof shall become due and payable (whether at maturity, upon notice of prepayment or otherwise). Interest on the principal amount of the Interest Notes shall be payable semi-annually in arrears on each November 28 and May 28 (or, if such date is not a Business Day, on the next Business Day thereafter) until the principal amount thereof shall become due and payable (whether at maturity, upon notice of prepayment or otherwise); provided, however, the Company may, at its sole option, issue Interest Notes in lieu of a cash payment of any or all interest due and payable on such Interest Notes.

         Payments of both principal and interest are to be made at the address shown on the Company's registry or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is issued upon the surrender for cancellation of that certain 8.3% Convertible Exchangeable Senior Subordinated Note due May 9, 2004 (Number R-___) in the original principal amount of $_________ issued to the Holder pursuant to that certain Amended and Restated Securities Purchase Agreement dated as of April 2, 1997 (the "Agreement"), by and among the Company, Warburg, Pincus Ventures, L.P. and Franklin Capital Associates III L.P., and, in addition, in lieu of the issuance of Interest Notes due under such note for the period beginning May 9, 1997 and ending on the date hereof. This Note is entitled to the benefits of the Agreement and, as provided in the Agreement, is subject to prepayment in whole or in part in certain cases as specified in the Agreement.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         The Company agrees to prepay this Note upon a Change of Control, as specified in the Agreement.

         This Note shall be subordinate and junior in right of payment to all Senior Debt (as hereinafter defined) to the extent and in the manner provided in this Note.


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         Senior Debt means the principal amount of, and accrued interest
(including interest accruing or that would have accrued after the commencement of bankruptcy proceedings involving the Company as debtor, whether or not such interest is allowed) on, the loans outstanding under the Credit Agreement dated as of December 29, 1997, among the Company, the Banks named therein and Morgan Guaranty Trust Company of New York, as Agent, as the same shall be amended from time to time (the "Credit Agreement"), and any fees or other amounts payable pursuant to the Credit Agreement or any related agreement.

         No payment or prepayment of any principal of or interest on this Note shall be due and payable, or paid, unless and until all Senior Debt shall have been paid in full in cash; provided, however, that the foregoing shall not limit
(x) the payment of interest through increases in the principal amount of this
Note in accordance with the provisions of Section 1.1 and Section 3 of the Agreement, (y) the Company's right to cause the exchange of this Note for Series A Preferred Stock pursuant to the provisions of Section 12.2 of the Agreement, or (z) the Holder and the Majority Holders' (as defined in the Agreement) right to convert this Note into Series A Preferred Stock or Common Stock pursuant to the provisions of this Note and Section 9 of the Agreement. In furtherance of the foregoing, the holders of Senior Debt shall be entitled to receive payments or distributions of any kind or character (other than those permitted by the proviso to the preceding sentence), whether in cash or property or securities, which may be payable or deliverable (including in any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings, relative to the Company or to its creditors, as such, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy) in respect of this Note.

         If, notwithstanding the provisions set forth above, any payment or distribution of assets of the Company of any kind or character (other than as permitted by the proviso to the first sentence of the preceding paragraph) whether in cash, property or securities, shall be received by the holder of this
Note in respect of this Note before all Senior Debt is paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the Agent under the Credit Agreement, for the ratable account of the holders of such Senior Debt for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay such Senior Debt in full, in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

         No holder of Senior Debt shall be prejudiced in its right to enforce subordination of this Note by any act or failure to act on the part of the Company. The provisions of this Note are solely



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for the purpose of defining the relative rights of the holders of Senior Debt, on the one hand, and the Holder, on the other hand, and nothing herein shall impair, as between the Company and the Holder, the obligation of the Company, which (except as expressly stated above) is unconditional and absolute, to pay to the Holder the principal thereof and interest thereon in accordance with its terms and the terms of the Agreement, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law, the Agreement or this Note upon default thereunder, subject to the rights under this Note of holders of Senior Debt to receive cash, property or securities otherwise payable or deliverable to the holder of this Note.

         The holders of Senior Debt shall be intended third-party beneficiaries of the foregoing terms of this Note and shall have the direct right to enforce such terms including the right to intervene in any action or proceeding relating to the payment of amounts under this Note and to enjoin any such payment.

         Subject to the payment in full in cash of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distribution of assets of the Company payable or distributable to the holders of Senior Debt and, as among the Company, its creditors other than the holders of Senior Debt, and the Holder, no payments or distributions otherwise payable or deliverable in respect of this Note but, by virtue of the provisions thereof and of this paragraph, paid or delivered to the holders of Senior Debt shall be deemed to be a payment by the Company on account of Senior Debt.

         This Note may be exchanged at any time, at the option of the Company or at the option of the Holder, into that number of shares of Series A Preferred Stock (as defined in the Agreement) as shall equal (x) the aggregate unpaid principal amount together with any accrued and unpaid interest thereon divided by (y) $10.00. In addition, this Note may be converted at any time, at the option of the Holder, into that number of shares of Common Stock issuable upon the conversion of the number of shares of Series A Preferred Stock for which this Note may then be exchanged. The exchange of this Note into shares of Series A Preferred Stock or conversion of this Note into shares of Common Stock is subject to the terms and conditions set forth in the Agreement.

         Any voluntary or mandatory repayment of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of installments of principal of this Note in the inverse order of their maturity.

         Upon the occurrence of an Event of Default (as defined in the Agreement), (i) this Note shall become due and payable as set forth in the Agreement and (ii) the aggregate principal amount of this Note then outstanding and any overdue interest thereon, if any, shall bear interest (x) at the rate of 10.3% per annum if such Event of Default occurs on or prior to the second anniversary of the date hereof and (y) at the rate of 8.0% if such Event of Default occurs after the second anniversary of the date hereof



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until such outstanding amount and interest thereon has been paid in full.

         The Company agrees to pay the Holder all expenses incurred by such holder, including reasonable attorneys' fees, in enforcing and collecting this Note.

         The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

         This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of the Company.

         This Note shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state and shall be binding upon the heirs or legal representatives of the Company and shall inure to the benefit of the successors and registered assigns of the Holder.


                                         COVENTRY CORPORATION


                                         By:
                                             -----------------------------------
                                             Dale B. Wolf, Senior Vice President
                                             and Chief Financial Officer


ATTEST:


---------------------------
Shirley R. Smith, Secretary





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